Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

FIRST ARTICLES OF AMENDMENT AND RESTATEMENT

OF

STRATEGIC STORAGE TRUST II, INC.

FIRST:    The name of the corporation is Strategic Storage Trust II, Inc.

SECOND:    The first Article of the First Articles of Amendment and Restatement of the corporation, as amended and supplemented, is hereby amended to read as follows:

ARTICLE I

NAME

The name of the corporation is SmartStop Self Storage REIT, Inc. (the “Corporation”).

THIRD:    All other provisions of the First Articles of Amendment and Restatement, as amended and supplemented, shall remain in full force and effect.

FOURTH:    In accordance with Section 2-607 of the Maryland General Corporation Law (the “MGCL”), the foregoing amendment was duly approved by a majority of the entire board of directors of the corporation and was not required to be submitted to the stockholders of the corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the MGCL.

FIFTH:     The undersigned acknowledges these Articles of Amendment to be the corporate act of the corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, Strategic Storage Trust II, Inc. has caused the foregoing Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Chief Financial Officer on this 28th day of June, 2019.

ATTEST:		STRATEGIC STORAGE TRUST II, INC.

By:	/s/ James Barry	By:	/s/ Michael S. McClure
	James Barry		Michael S. McClure
	Chief Financial Officer		President